DEFA14A

PROXY STATEMENT PURSUANT TO SECTION 14 (a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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[_]        Preliminary Proxy Statement

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[_ ]       Definitive Proxy Statement

[X]       Definitive Additional Materials

[_]        Soliciting Materials under Rule 14a-12

            The Dreyfus/Laurel Funds, Inc.

-          Dreyfus Core Equity Fund

            (Name of Registrant as Specified In Its Charter)

            (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

Over the past few months, we have been soliciting votes for the proposed merger of Dreyfus Core Equity Fund (the "Fund") into Dreyfus Worldwide Growth Fund. The proposal was first presented at the shareholder meeting held on June 6, 2018 and will be presented again at the adjourned meeting scheduled for July 11, 2018.

As noted in the proxy materials, management of The Dreyfus Corporation recommended and the Board of Directors for the Fund unanimously approved the proposal considering that there are potential benefits to Fund shareholders. Furthermore, your fellow shareholders' support for this proposal is strongly in favor as we have recorded voting instructions for over 40% of the Fund’s outstanding shares of which approximately 93.5% is in favor of the merger. Unfortunately, the Fund has not met the requirement of having more than 50% of the Fund’s outstanding shares voted in favor of the proposal therefore, we cannot move forward with the merger at this time. We need to continue the solicitation process and are asking shareholders who have not yet done so to please vote.

THE MERGER OF DREYFUS CORE EQUITY FUND INTO DREYFUS WORLDWIDE GROWTH FUND WILL OFFER SHAREHOLDERS

CERTAIN POTENTIAL BENEFITS INCLUDING:

  The larger combined fund will have in excess of $815 million in assets (based on assets as of February 28, 2018)

  The larger combined fund will have lower total annual expense ratios than the Fund

  Shareholders should benefit from more efficient portfolio management and certain operational efficiencies

It is worth noting, that the funds have substantially similar investment management policies and have comparable performance records.

IF I WANT TO VOTE, HOW DO I DO SO?

If you would like to vote, you can do so by using one of the convenient methods described below, including executing the enclosed proxy card.

HOW DO I GET MORE INFORMATION ABOUT THE PROPOSAL, THE MEETING AND VOTING?

For further information about the proposed merger or how to vote, you can reach us at 1-877-478-5047. Representatives are available Monday to Friday, 9:00 am to 10:00 pm Eastern and Saturday 10:00 am to 6:00 pm Eastern.

WHAT IF I DON’T VOTE?

The right to voice your say is an important one and your vote can help avoid the costs associated with further solicitation. If the Fund doesn’t meet the requirement of having more than 50% of the Fund’s outstanding shares voted in favor of the proposal by the Fund’s shareholders, the Fund’s Board may consider other appropriate courses of action with respect to the Fund.

Thank you for your consideration regarding this important initiative and we hope to see your vote!

DREYFUS CORE EQUITY FUND
c/o The Dreyfus Corporation
200 Park Avenue
New York, NY 10166

THE PROPOSED MERGER OF DREYFUS CORE EQUITY FUND INTO DREYFUS

WORLDWIDE GROWTH FUND OFFERS CERTAIN POTENTIAL BENEFITS

YOUR HELP IS NEEDED TO FINALIZE THE FUND MERGER!

June 22, 2018

Dear Shareholder:

Over the past few months, we have been soliciting votes for the proposed merger of Dreyfus Core Equity Fund (the "Fund") into Dreyfus Worldwide Growth Fund. We have received and processed your vote identified as Against/Abstain for this proposal and thank you for taking the time and effort to do so.

As noted in the proxy materials, management of The Dreyfus Corporation recommended and the Board of Directors for the Fund unanimously approved the proposal considering that there are potential benefits to Fund shareholders. Furthermore, your fellow shareholders’ support for this proposal is strongly in favor as we have recorded voting instructions for over 40% of the Fund’s outstanding shares, of which approximately 93.5% is in favor of the merger to date. Unfortunately, the Fund has not met the requirement of having more than 50% of the Fund’s outstanding shares voted in favor of the proposal therefore, we cannot move forward with the merger at this time. We need to continue the solicitation process and are asking shareholders who voted Against/Abstain to reassess the expected benefits of the merger and possibly reconsider their Against/Abstain vote.

The merger will offer shareholders certain potential benefits, including:

1.	The larger combined fund will have in excess of $815 million in assets (as of February 28, 2018)
2.	The larger combined fund will have lower total annual expense ratios than the Fund
3.	Shareholders should benefit from more efficient portfolio management and certain operational efficiencies

It is worth noting, that the funds have substantially similar investment management policies and have comparable performance records.

IF I WANT TO CHANGE MY VOTE, HOW DO I DO SO?

If you elect to change your vote, you can do so by simply voting again using one of the convenient methods described below, including executing the enclosed proxy card.

HOW DO I GET MORE INFORMATION ABOUT THE PROPOSAL, THE MEETING AND VOTING?

For further information about the proposed merger or how to vote, you can reach us at 1-877-478-5047. Representatives are available Monday to Friday, 9:00 am to 10:00 pm Eastern and Saturday 10:00 am to 6:00 pm Eastern.

WHAT IF I DON’T WANT TO CHANGE MY VOTE?
If you would like to maintain your Against/Abstain vote, you don’t need to do anything at this point. Again, we are only asking for your reconsideration due to the expected benefits of the merger. However your vote on this matter is yours.

We appreciate your consideration of this matter.

Good (morning, afternoon, evening), my name is (AGENT’S FULL NAME).

May I please speak with (SHAREHOLDER’S FULL NAME)? (Re-Greet If Necessary)

I would like to apologize for all the attention you have been receiving regarding your investment in the Dreyfus Core Equity Fund. I am calling with AST Fund Solutions, the proxy solicitor for this meeting.

You have been asked to vote on the proposed merger of the Fund into Dreyfus Worldwide Growth Fund under which the same portfolio managers who currently manage the Fund’s assets would do so for the Dreyfus Worldwide Growth Fund.

I understand you have voted your shares and the Board greatly appreciates your support, however, we wanted to make sure you were aware of a few important factors regarding the proposal.

  The larger combined fund will have lower total annual expense ratios than the Fund,

  The Fund’s Board believes that the reorganization will permit Fund shareholders to pursue substantially similar investment goals in a much larger combined fund, and

  The larger combined fund will benefit from more efficient portfolio management and will eliminate duplication of resources and costs to manage each fund independently

Therefore, the Fund’s Board is recommending that the Fund’s shareholders approve the merger by voting “For” the proposal before the adjourned meeting takes place on July 11, 2018.

Would you like to change your vote and vote along with the Board’s recommendation at this time?

(Pause For Response) (Review Voting Options with Shareholder If Necessary)

If we identify any additional accounts you hold in the Dreyfus Core Equity Fund before the meeting takes place, would you like to vote those accounts in the same manner as well? (Pause For Response)

CONFIRMATION: I am recording your (Recap Voting Instructions). For confirmation purposes:

  Please state your full name. (Pause – refer to rebuttal if neglects to state middle initial)

  According to our records, you reside in (city, state, zip code). (Pause)

  To ensure that we have the correct address for the written confirmation, please state your street address. (Pause)
  (If Wrong address is stated, go to “Shareholder states a different address during confirmation”) (If still incorrect, go to “Wrong address given by investor”)

Thank you. You will receive written confirmation of this vote within 3 to 5 business days. Upon receipt, please review and retain for your records. If you should have any questions, please call the toll free number listed on the confirmation. Mr. /Ms. (SHAREHOLDER’S LAST NAME), your vote is important and your time is greatly appreciated. Thank you and have a good (morning, afternoon, evening.)

Shareholder states a different address during confirmation:

Our records indicate a different address. Is it possible the account has been registered at a different address?

Wrong address given by investor:

Mr./Mrs./Ms. (SHAREHOLDER’S LAST NAME) I apologize but the address that you just recited for me doesn’t match our records and, therefore, I can’t take your vote by telephone. Instead, I urge you to complete, sign, date and return your proxy card or voting instruction form at your earliest convenience, or vote your shares by touch-tone telephone or on the Internet by following the instructions provided on your proxy card or voting instruction form. Thank you for your time and have a good (morning, afternoon, evening).

S/h neglects to state middle initial/name suffix/street direction/apartment during confirmation.

Our records also show a (middle initial/name suffix/street direction/apartment). Can you please confirm that as well?

Shareholder refuses to vote again:

I understand you don’t wish to change your vote at this time, please remember your vote is very important and your time is appreciated. If you change your mind and would like us to assist you in voting by telephone, please call us back toll-free at 1-877-478-5047 Monday through Friday between 9:00 AM and 10:00 PM Eastern Time and Saturday between 10:00 AM and 6:00 PM Eastern Time. You can vote at any time by completing, signing, dating and returning your proxy card or voting instruction form using the postage-paid envelope provided, or by touch-tone telephone or on the Internet by following the instructions provided on your proxy card or voting instruction form. Thank you for your time and have a good (morning, afternoon, evening).

ANSWERING MACHINE SCRIPT:

Hello. My name is [AGENT’S FULL NAME] and I am calling from AST Fund Solutions regarding your investment in the Dreyfus Core Equity Fund. I understand you have voted your shares and the Board greatly appreciates your support, however, we wanted to make sure you were aware of a few important factors regarding the proposal. Please contact us at, 1-877-478-5047 for more information. Thank you.